                                                                   Exhibit 10.44

                           SECOND AMENDMENT TO LEASE

     This Second Amendment to Lease is made and entered into as of March 15, 2002, by and between GOLKAR ENTERPRISES, LTD. ("Lessor"), and MOTORCAR PARTS AND ACCESSORIES, INC., a New York corporation ("Lessee").

                                   RECITALS:

     A.  Lessor and Lessee entered into that certain Standard
Industrial/Commercial Single-Tenant Lease-Gross dated September 19, 1995 (the "Original Lease") with respect to the premises located at 2931 California Street, Torrance, California 90503 (the "Premises").

     B. The Original Lease was amended by an Amendment To Lease dated October 3, 1996 (the "First Amendment") (the Original Lease and the First Amendment are hereinafter collectively referred to as the "Lease").

     C.  Lessee has exercised its option to extend the term of the Lease.

     D.  Lessor and Lessee desire to modify the Lease.

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. All capitalized terms herein shall have the same meaning as set forth in the Lease except as specifically provided herein.

         2. Modifying Paragraph 1.3 of the Original Lease and Paragraph 3 of the First Amendment, upon the expiration of the current Term on March 31, 2002, the Lease shall be extended for an additional five (5) years commencing April 1, 2002 and ending on March 31, 2007.

         3. Modifying Paragraph 1.5 and Addendum Paragraph 4 of the Original Lease and Paragraph 4 of the First Addendum, commencing April 1, 2002, the Base Rent shall be $94,357.72 per month. During the period commencing October 1, 2004 and continuing through March 31, 2007, the monthly Base Rent of $94,357.72 will be increased to reflect any change in the Consumer Price Index between January, 2002 and July, 2004. The increase in the Consumer Price Index shall be computed based on the "Consumer Price Index for All Urban Consumers, Los Angeles-Anaheim-Riverside, All items, 1982-84=100", issued by the United States Department of Labor, Bureau of Labor Statistics. If the Index for the month of July, 2004 is greater than the Index for the month of January, 2002, then the monthly Base Rent will be increased in the same proportion as the increase. However, such increase shall not be more than a total of six (6) percent per year (15% in aggregate) nor less than a total of three (3) percent per year (7.5% in aggregate) during said period. In no event shall the monthly Base Rent be decreased as a result of any declines in said Consumer Price Index.

Should the United States Department of Labor re-adjust the above-described Consumer Price Index to a different base period than the base period in effect when this Lease is executed, then such change in the base shall be taken into account and reflected in all adjustments. Should the official reports of the United States Department of Labor be unavailable for the relevant period at the time that any adjustment hereunder is to become effective, Lessee shall pay the rental on the unadjusted basis until the statistical information for the adjustment is available, and within fifteen (15) days from written notice by Lessor to Lessee of the adjustment including figures upon which the adjustment is based, Lessee shall pay to Lessor such sum as represents the difference between the rent paid and the adjusted amount of the rent due and payable. In addition, at such time, Lessee shall pay to Lessor an amount sufficient to cause the security deposit hereunder to be increased in an amount equal to the new monthly base rental. If the described Index shall no longer be published, another index generally recognized as authoritative shall be substituted by agreement of the parties. If they are unable to agree within thirty (30) days after demand by either party, the substitute index shall, on application of either party, be selected by the chief officer of the San Francisco Regional Office of the Bureau of Labor Statistics or its successor. If selection by such officer cannot be obtained, the adjustment shall be made by mutual agreement or by arbitration.

         4. Lessee's present security deposit shall be increased to $94,357.72. Pursuant to Paragraph 5 of the First Amendment, Lessor was to have paid interest to Lessee on Lessee's security deposit, but a portion of such interest was inadvertently not paid. In addition, a portion of Lessee's original security deposit of $60,252 was applied to certain unpaid charges so that the amount of Lessee's existing security deposit has been reduced to $52,695.86. Lessor will credit Lessee with the sum of $16,305.84 representing the unpaid interest through March 31, 2002. Upon the execution hereof, Lessee shall pay to Lessor the sum of $25,356.02, which when added to the above interest credit and the amount of Lessee's existing security deposit, will bring the amount of Lessee's security deposit to $94,357.72. A computation of such application of charges and interest has been delivered to Lessee concurrently herewith. Commencing April 1, 2002, Lessor shall not be required to pay Lessee any interest on its security deposit, and such security deposit shall be increased during the term hereof in accordance with Paragraph 5 of the Original Lease (i.e., so that the security deposit is always equal to one month's rent).

         5. Lessor, at Lessor's sole cost and expense, shall: (a) repair the portion of the roof as set forth in Exhibit "A" attached hereto; (b) repair, patch, slurry and re-stripe the parking lot; (c) repair the broken bumpers in the parking lot (not all bumpers); and (d) remove the steel structural pad on the floor of the northeast corner of the Building. Such repairs shall be done as soon as is practicable after the execution hereof. Lessor further acknowledges that: (y) the brick facade at the west part of the main entrance to 2929 California Street is cracked and separating and may require repairs in the future; and (z) the roof over the mezzanine area has leaked at one point in the past (although it has not leaked for over one year), and may require repair in the future. Such repairs shall be at Lessor's sole cost and expense unless such repairs are made necessary by the future negligence or abuse by Lessee.

         6. Other than the repairs set forth in Paragraph 5 above, Lessee acknowledges that, to Lessee's knowledge after due investigation, Lessor has no obligation currently to make any other repairs to the Premises, and that, to Lessee's knowledge after due investigation, Lessor is not in default under any of the terms, conditions or covenants of the Lease, and no, to Lessee's knowledge after due investigation, circumstance exists which, with the passage of time or the giving of notice by Lessee, or both, would constitute such a default.

         7. Notwithstanding any other provision to the contrary, for purposes of determining the increases in insurance and Real Property Taxes for which Lessee is responsible, the "Base Premium" for purposes of Paragraph 8.1 of the Lease shall be the premium for the year 2002, and the base year for purposes of determining the increase in Real Property Taxes shall be the 2001-2002 fiscal tax year (the year during which this Amendment is executed).

         8. Addendum 49 of the Original Lease and Paragraph 10 of the First Amendment are hereby deleted in their entirety. In lieu thereof, if this Lease has not been cancelled or terminated prior to March 31, 2007, and if Lessee is at the time of exercise and through March 31, 2007, in possession of the Premises and is not at the time of exercise and through March 31, 2007 in default of any of the terms, covenants or conditions of this Lease, Lessee is hereby granted an option to extend the Term of this Lease for an additional five
(5) year period through March 31, 2012; provided that Lessee gives written notice to Lessor of the exercise of such option no later than September 30, 2006. The terms and conditions of the Lease during the extended five (5) year term shall be the same as set forth in the Lease as hereby amended, except that the monthly Base Rent during the period commencing April 1, 2007 and continuing through September 30, 2009, the monthly Base Rent of at the end of the first option term (i.e., the rent for the month of March, 2007) will be increased to reflect any change in the Consumer Price Index between July, 2004 and January, 2007. The increase in the Consumer Price Index shall be computed based on the "Consumer Price Index for All Urban Consumers, Los Angeles-Anaheim-Riverside, All Items, 1982-84=100", issued by the United States Department of Labor, Bureau of Labor Statistics. If the Index for the month of January, 2007 is greater than the Index for the month of July, 2004, then the monthly Base Rent will be increased in the same proportion as the increase. However, such increase shall not be more than a total of six (6) percent per year (15% in aggregate) nor less than a total of three (3) percent per year (7.5% in aggregate) during said period. In no event shall the monthly Base Rent be decreased as a result of any declines in said Consumer Price Index. During the period commencing October 1, 2009 and continuing through March 31, 2012, the monthly Base Rent for the month of September, 2009 will be increased to reflect any change in the Consumer Price Index between January, 2007 and July, 2009. The increase in the Consumer Price Index shall be computed based on the "Consumer Price Index for All Urban Consumers, Los Angeles-Anaheim-Riverside, All Items, 1982-84=100", issued by the United States Department of Labor, Bureau of Labor Statistics. If the Index for the month of July, 2009 is greater than the Index for the month of January, 2007, then the monthly Base Rent will be increased in the same proportion as the increase. However, such increase shall not be more than a total of six (6) percent per year (15% in aggregate) nor less than a total of three (3) percent per year (7.5% in aggregate) during said period. In no event shall the monthly Base Rent be decreased as a result of any declines in said Consumer Price Index.

Should the United States Department of Labor re-adjust the above-described Consumer Price Index to a different base period than the base period in effect when this Lease is executed, then such change in the base shall be taken into account and reflected in all adjustments. Should the official reports of the United States Department of Labor be unavailable for the relevant period at the time that any adjustment hereunder is to become effective, Lessee shall pay the rental on the unadjusted basis until the statistical information for the adjustment is available, and within fifteen (15) days from written notice by Lessor to Lessee of the adjustment including figures upon which the adjustment is based, Lessee shall pay to Lessor such sum as represents the difference between the rent paid and the adjusted amount of the rent due and payable. In addition, at such time, Lessee shall pay to Lessor an amount sufficient to cause the security deposit hereunder to be increased in an amount equal to the new monthly base rental. If the described Index shall no longer be published, another index generally recognized as authoritative shall be substituted by agreement of the parties. If they are unable to agree within thirty (30) days after demand by either party, the substitute index shall, on application of either party, be selected by the chief officer of the San Francisco Regional Office of the Bureau of Labor Statistics or its successor. If selection by such officer cannot be obtained, the adjustment shall be made by mutual agreement or by arbitration.

         9. Notwithstanding 1.10 of the Lease, the parties acknowledge that no Brokers were used in connection with this Lease extension by Lessor, and each party shall indemnify and hold harmless the other party, from and against any and all claims or demands with respect to any brokerage fees, finder's fees, agent's commissions or other compensation asserted by any person or entity in connection with this Lease extension. Lessee shall separately compensate Mark Berman, of Coldwell Banker Commercial / Westmac for his services in connection with the negotiation of this extension. Except as provided in the immediately preceding sentence, neither Lessee nor Lessor shall have any liability to any broker for this extension or upon exercise of the option set forth in Paragraph 8 above.

         10. Except as expressly set forth herein, all other terms and conditions of the Lease shall remain unaffected by this Amendment, and are hereby ratified and affirmed.

         11. Lessor represents and warrants to Lessee that Lessor has obtained all necessary consents to enter into this Second Amendment, including, without limitation, the consent of Lessor's lender(s), if any.

     In witness whereof, the parties have executed this Second Amendment to Lease as of the date first above written.

MOTORCAR PARTS AND ACCESSORIES, INC.,
A NEW YORK CORPORATION


By: /s/ Illegible
   --------------------------
                  , President

By: /s/ Illegible
   --------------------------
                  , Secretary

                  "Lessee"

Signatures continued on next page

GOLKAR ENTERPRISES, LTD.,
A CALIFORNIA LIMITED PARTNERSHIP


BY: /s/ DAVID V. KARNEY
   -----------------------------------------
   David V. Karney, Trustee, General Partner

               "Lessor"